Exhibit 5.1

Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C.	666 Grand Avenue, Suite 2000 Ruan Center, Des Moines, IA 50309

December 7, 2006	direct phone: 515-242-2473
direct fax: 515-323-8573
email: hanigan@brownwinick.com
Board of Directors
Victory Renewable Fuels, LLC
1348 Cleveland Avenue
Larchwood, Iowa 51241
Re: 2006 Registered Offering on Form SB-2
Dear Board Members:
In connection with the proposed offer and sale of up to 34,050 units of the membership interests (the “Membership Units”) of Victory Renewable Fuels, LLC (the “Company”), we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:
1.	The Company’s Articles of Organization;

2.	The Company’s Amended and Restated Operating Agreement;

3.	The Company’s resolutions of the Board of Directors authorizing the issuance of Membership Units;

4.	The Company’s Registration Statement on Form SB-2, as filed by the Company on May 18, 2006, with the United States Securities and Exchange Commission, together with all pre-effective amendments thereto; and

5.	The Company’s Form of Subscription Agreement for the purchase of Membership Units offered pursuant to the Registration Statement.
In rendering our opinions we have relied upon, with the consent of the Company and its members: (i) the representations of the Company and its members and other representatives as set forth in the aforementioned documents as to factual matters; and (ii) certificates and assurances from public officials and from members and other representatives of the Company as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents or in such certificates, and we have relied upon such information and representations in expressing our opinions.
We have assumed in rendering these opinions that no person or party has taken any action inconsistent with the terms of the above-described documents or prohibited by law.

December 7, 2006

The opinions expressed herein shall be effective only as of the date of this opinion letter. The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. Our opinions are based on the facts and the above documents as they exist on the date of this letter, and we assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.
Based on our examination and inquiry, we are of the opinion that, upon effectiveness of the Registration Statement, and when issued and sold in the manner referred to in the Registration Statement and under the applicable subscription agreement(s), the Membership Units will be legally issued, fully paid and non-assessable.
We consent to the discussion in the Registration Statement of this opinion and the reference to our firm and the filing of this opinion as an exhibit to the registration statement.

Very truly yours,

/s/ Bill Hanigan

Bill Hanigan
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